EXHIBIT 14


                                THE FAUQUIER BANK

                            FAUQUIER BANKSHARES, INC.

ORGANIZATIONAL FUNCTIONAL AREA:                                        CORPORATE

POLICY:                                              BUSINESS CONDUCT AND ETHICS

BOARD APPROVED:                                                     MAY 22, 2003

EFFECTIVE DATE:                                                     MAY 30, 2003

LAST REVISION DATE:

DEPARTMENT/INDIVIDUAL RESPONSIBLE

         FOR MAINTAINING/UPDATING POLICY:                   SVP, HUMAN RESOURCES

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                           BUSINESS CONDUCT AND ETHICS

I. PURPOSE

         This Code of Business Conduct and Ethics (this "Code") provides a general statement of the expectation of The Fauquier Bank (Bank) and Fauquier Bankshares, Inc. (Holding Company) regarding the ethical standards that each director, officer and employee should adhere to while acting on behalf of the Bank orthe Holding Company. Each director, officer and employee is expected to read and become familiar with the ethical standards described in this Code and may be required, from time to time, to affirm his or her agreement to adhere to such standards by signing the Compliance Certificate that appears at the end of this Code.

II. ADMINISTRATION

         The Bank's and the Holding Company's Boards of Directors are responsible for setting the standards of business conduct contained in this Code and updating these standards as they deem appropriate to reflect changes in the legal and regulatory framework applicable to the Bank and the Holding Company, the business practices with the banking industry, the Bank's and the Holding Company's own business practices, and the prevailing ethical standards of the community in which the Bank and the Holding Company operate. While the Bank's and the Holding Company's Chief Executive Officer(s) will oversee the procedures designed to implement this Code to ensure that they are operating effectively, it is the individual responsibility of each director, officer and employee of the Bank and the Holding Company to comply with this Code.

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III. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

     The Bank and the Holding Company will comply with all laws and governmental regulations that are applicable to the Bank's and the Holding Company's activities, and expect that all directors, officers and employees acting on behalf of the Bank and the Holding Company will obey the law. Specifically, the Bank and the Holding Company are committed to:

o        Maintaining a safe and healthy work environment;
o Promoting a workplace that is free from discrimination or harassment based on race, color, religion, sex or other factors that are unrelated to the Bank's and the Holding Company's business interests;
o Supporting fair competition and laws prohibiting restraints of trade and other unfair trade practices;
o Conducting their activities in full compliance with all applicable environmental laws;
o Keeping the political activities of the Bank's and the Holding Company's directors, officers and employees separate from the Bank's and the Holding Company's business;
o Prohibiting any illegal payments to any government officials or political party of any country; and
o Complying with all applicable state and federal securities and banking laws and regulations.

     Directors, officers and employees are prohibited from trading the Holding Company's securities while in possession of material, nonpublic ("inside") information about the Bank or the Holding Company. The [Holding Company's??] [Bank's] Insider Trading Policy, which describes the nature of inside information and the related restrictions on trading, is deemed a part of this Code.

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IV. CONFLICTS OF INTEREST, CORPORATE OPPORTUNITIES

     It is inappropriate for a director, officer or employee to have an outside interest with any competitor, customer, or supplier that might in any way affect the individual's objectivity, influence the way in which the Bank or the Holding Company does business, or constitute a conflict of interest. It is recognized that from time to time it may be in the Bank's or the Holding Company's best interest to have a director, officer or employee serve as a director or have some other relationship with a competitor, customer or supplier. Such relationships will be considered on the individual merits, and should in all cases be disclosed to Bank's Chief Executive Officer or SVP of Human Resources prior to their being entered into.

     It is permissible for directors, officers and employees to own securities in publicly held corporations that are customers, competitors or suppliers, when such an interest is not material in terms of the total outstanding stock or securities of such a corporation, or the individual's net worth.

     Directors, officers and employees should not be involved in any activity that creates or gives the appearance of a conflict of interest between their personal interests and the Bank's or the Holding Company's interests.

     In particular, noofficer or employee shall:

o Be a consultant to, or a director, officer or employee of, or otherwise operate an outside business:
         o That markets products or services in competition with the Bank's or the Holding Company's current or potential products and services;
         o That supplies products or services to the Bank or the Holding Company; or
         o That purchases products or services from the Bank or the Holding Company.

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         No director, officer or employee shall:

o Seek or accept any personal loan or services from any such outside business, except from financial institutions or service providers offering similar loans or services to third parties under similar terms or in the ordinary course of their respective businesses;
o Be a consultant to, or a director, officer or employee of, or otherwise operate an outside business if the demands of the outside business would interfere with the director's, officer's or employee's responsibilities with the Bank or the Holding Company;
o Accept any personal loan or guarantee of obligations from the Bank or Holding Company, except to the extent such arrangements are legally permissible;
o Conduct business on behalf of the Bank or the Holding Company with immediate family members, which include spouses, children, parents, siblings and persons sharing the same home whether or not legal relatives; or
o Use the Bank's or the Holding Company's property, information or position for personal gain.

         The appearance of a conflict of interest may exist if an immediate family member of a director, officer or employee of the Bank or the Holding Company is a consultant to, or a director, officer or employee of, or has a significant financial interest in, a competitor, supplier or customer of the Bank or the Holding Company, or otherwise does business with the Bank or the Holding Company. Conflicts of interest may not always be clear. If you have a question, directors and officers should consult with the Bank's Chief Executive Officer, and employees should consult with the Bank's SVP of Human Resources.

         Directors and officers shall notify the Bank's Chief Executive Officer and non-officer employees shall notify the Bank's SVP of Human Resources of the existence of any actual or potential conflict of interest.

V. CONFIDENTIALITY: PROTECTION AND PROPER USE OF ASSETS

         Directors, officers and employees shall maintain the confidentiality of all information entrusted to them by the Bank or the Holding Company or its suppliers, customers or other business partners, except when disclosure is authorized by the Bank or the Holding Company or legally required.

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         Confidential information includes (1) information marked
"Confidential," "Private," "For Internal Use Only," or similar legends, (2) technical or scientific information relating to current and future products, services or research, (3) business or marketing plans or projections, (4) earnings and other internal financial data, (5) personnel information, (6) supply and customer lists and (7) other non-public information that, if disclosed, might be of use to the Bank's or the Holding Company's competitors, or harmful to the Bank or the Holding Company or its suppliers, customers or other business partners.

         To avoid inadvertent disclosure of confidential information, directors, officers and employees shall not discuss confidential information with or in the presence of any unauthorized persons, including family members and friends.

         Directors, officers and employees are personally responsible for protecting those assets that are entrusted to them and for helping to protect the Bank's or the Holding Company's assets in general.

         Directors, officers and employees shall use the Bank's or the Holding Company's assets for legitimate business purposes only.

VI. FAIR DEALING

         The Bank and the Holding Company are committed to promoting the values of honesty, integrity and fairness in the conduct of their business and sustaining a work environment that fosters mutual respect, openness and individual integrity. Directors, officers and employees are expected to deal honestly and fairly with customers, suppliers, competitors and other third parties. To this end, directors, officers and employees shall not:

o Make false or misleading statements to customers, suppliers or other third parties;
o        Make false or misleading statements about competitors;
o Solicit or accept from any person that does business with the Bank or the Holding Company, or offer or extend to any such person,
            o  cash of any amount; or

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            o  gifts, gratuities, meals or entertainment that could influence or reasonably give the appearance of influencing the Bank's or the Holding Company's business relationship with that person or go beyond common courtesies usually associated with accepted business practice;
o Solicit or accept any fee, commission or other compensation for referring customers to third-party vendors; or
o Otherwise take unfair advantage of customers or suppliers, or other third parties, through manipulation, concealment, and abuse of privileged information or any other unfair-dealing practice.

VII. ACCURATE AND TIMELY PERIODIC REPORTS

         The Bank and the Holding Company are committed to providing investors with full, fair, accurate, timely and understandable disclosure in the periodic reports that it is required to file. To this end, the Bank and the Holding Company shall:

o        Comply with generally accepted accounting principles at all times;
o Maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;
o Maintain books and records that accurately and fairly reflect the Bank's and the Holding Company's transactions;
o Prohibit the establishment of any undisclosed or unrecorded funds or assets;
o Maintain a system of internal controls that will provide reasonable assurances to management that material information about the Bank and the Holding Company is made known to management, particularly during the periods in which periodic reports are being prepared; and
o        Present information in a clear and orderly manner in periodic reports.

VIII. REPORTING AND EFFECT OF VIOLATIONS

         Directors and officers shall report, in person or in writing, any known or suspected violations of laws, governmental regulations or this Code to the Bank's Chief Executive Officer. Employees who are not directors or officers shall report such violations to the Bank's SVP of Human Resources. The Bank and the Holding Company will not allow any retaliation against a director, officer or employee who acts in good faith in reporting such violation.

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         The Bank and the Holding Company will investigate any reported violations and will oversee an appropriate response, including corrective action and preventative measures. Directors, officers and employees who violate any laws, governmental regulations or this Code will face appropriate, case specific disciplinary action, which may include termination.

IX. WAIVERS

         The provisions of this Code may be waived for directors or executive officers only by a resolution of the Bank's or the Holding Company's Board of Directors, as applicable. The provisions of this Code may be waived for employees who are not directors or executive officers by the Bank's Chief Executive Officer. Any waiver of this Code granted to a director or executive officer will be publicly disclosed as required by the securities exchange or association on which the Holding Company's securities are listed for trading. Any change in or waiver of the Code for the Holding Company's Chief Executive Officer, Chief Financial Officer, Controller or other persons performing similar functions will be publicly disclosed as required by the Securities and Exchange Commission.

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                             COMPLIANCE CERTIFICATE

         I have read and understand THE FAUQUIER BANK /FAUQUIER BANKSHARES, INC. Code of Business Conduct and Ethics (the "Code"). I will adhere in all respects to the ethical standards described in the Code. I further confirm my understanding that any violation of the Code will subject me to appropriate disciplinary action, which may include termination.

         I certify that I am not in violation of the Code, unless I have noted such violation in a signed Statement of Exceptions attached to this Compliance Certificate.

Date: _____________________

                                               _________________________________
                                                            Signature

                                               _________________________________
                                                           Printed Name

                                               _________________________________
                                                          Title/Position

Check one of the following:

__    A Statement of Exceptions is attached.

__    No Statement of Exceptions is attached.